EXHIBIT 5.1

KNOXVILLE OFFICE	BASS, BERRY & SIMS PLC A PROFESSIONAL LIMITED LIABILITY COMPANY	DOWNTOWN OFFICE:
900 SOUTH GAY STREET, SUITE 1700 KNOXVILLE, TN 37902 (865) 521-6200	ATTORNEYS AT LAW	AMSOUTH CENTER 315 DEADERICK STREET, SUITE 2700 NASHVILLE, TN 37238-3001
	Reply To:	(615) 742-6200
MEMPHIS OFFICE THE TOWER AT PEABODY PLACE	AMSOUTH CENTER 315 DEADERICK STREET, SUITE 2700	MUSIC ROW OFFICE:
100 PEABODY PLACE, SUITE 950 MEMPHIS, TN 38103-2625 (901) 543-5900	NASHVILLE, TN 37238-3001 (615) 742-6200 www.bassberry.com	29 MUSIC SQUARE EAST NASHVILLE, TN 37203-4322 (615) 255-6161

April 30, 2004

Greene County Bancshares, Inc.
100 North Main Street
Greeneville, Tennessee 37743-4992

     Re: Registration Statement on Form S-8

Ladies and Gentlemen:

     We have acted as your counsel in the preparation of the Registration Statement on Form S-8 (the “Registration Statement”) relating to the Company’s 2004 Long-Term Incentive Plan (the Plan”) filed by you with the Securities and Exchange Commission covering an aggregate of 500,000 shares (the “Shares”) of common stock, $2.00 par value, issuable pursuant to the Plan.

     In so acting we have examined and relied upon such records, documents, and other instruments as in our judgment are necessary or appropriate in order to express the opinions hereinafter set forth and have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to original documents of all documents submitted to us as certified or photostatic copies.

     Based on the foregoing, we are of the opinion that the Shares, when issued pursuant to and in accordance with the Plan, will be validly issued, fully paid, and non-assessable.

     We hereby consent to the use of this opinion as an exhibit to the Registration Statement.

Very truly yours, /s/ Bass, Berry & Sims PLC